Exhibit 4.3

EXECUTION VERSION

AMENDMENT AND RESTATEMENT AGREEMENT

dated            July 2010

between

THE ROYAL BANK OF SCOTLAND PLC

and

THE ROYAL BANK OF SCOTLAND N.V.
(FORMERLY, ABN AMRO BANK N.V.)

RELATING TO THE ASSET PROTECTION SCHEME
BACK TO BACK AGREEMENT (FG VERSION) DATED 26 NOVEMBER 2009

Ref: KR/KC

Linklaters LLP

CONTENTS

CLAUSE		PAGE
1.	Definitions and interpretation	0
2.	Amendment	0
3.	Miscellaneous	1
4.	Governing law	1

THE SCHEDULE

SCHEDULE	PAGE
SCHEDULE Form of Amended Agreement	2

PRIVILEGED, CONFIDENTIAL AND COMMERCIALLY SENSITIVE

THIS AGREEMENT is dated       July 2010 and made between:

(1)
The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (“RBS”); and

(2)
The Royal Bank of Scotland N.V. (formerly, ABN AMRO Bank N.V.), a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Gustav Mahlerlaan 10, 1082 PP Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce and Industries for Amsterdam under number: 33002587 (“N.V.”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Amended Agreement” means the Original Back to Back Agreement, as amended and restated in the form set out in the Schedule (Form of Amended Agreement).

“Original Back to Back Agreement” means the Asset Protection Scheme Back to Back Agreement (FG Version) dated 26 November 2009 between RBS and N.V. (under its previous name, ABN AMRO Bank N.V.).

“Party” means a party to this Agreement.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, terms defined or incorporated in the Original Back to Back Agreement have the same meaning in this Agreement.

(b)	The principles of construction set out or incorporated in the Original Back to Back Agreement shall have effect as if set out in this Agreement.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	AMENDMENT

2.1	Amendment
With effect from the date of the Original Back to Back Agreement, the Original Back to Back Agreement shall be amended and restated in the form set out in the Schedule
(Form of Amended Agreement).

2.2	Continuing obligations
The provisions of the Original Back to Back Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.	MISCELLANEOUS

3.1	Incorporation of terms

The provisions of Clause 18.6 (Notices) and Clause 18.8 (Jurisdiction) of the Original Back to Back Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

3.2	Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

4.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered Into on the date stated at the beginning of this Agreement.

PRIVILEGED, CONFIDENTIAL AND COMMERCIALLY SENSITIVE

SCHEDULE

Form Of Amended Agreement

AMENDED AND RESTATED
ASSET PROTECTION SCHEME
BACK TO BACK AGREEMENT

(FG VERSION)

dated 26 November 2009
(as amended and restated pursuant to an amendment and restatement agreement
dated      July 2010)

Linklaters LLP
One Silk Street
London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref BSAJ/KMM

Schedule 1 Data Fields	24
Schedule 2 Conditions Precedent	25
Schedule 3 N.V. Covered Entities	26
Schedule 4 Form of Accession Letter	27

i

THIS AGREEMENT is dated 26 November 2009 and amended and restated on             July 2010 and made between:

The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (“RBS”); and

(3)
ABN AMRO Bank N.V. (now, The Royal Bank of Scotland N.V.), a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at Gustav Mahlerlaan 10, 1082 PP Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce and Industries for Amsterdam under number: 33002587 (“N.V.”).

WHEREAS

(4)
Her Majesty's Treasury of the UK (“HMT”) has offered to certain eligible financial institutions a scheme expressed to be designed to protect those institutions against exceptional future credit losses on certain portfolios of assets and exposures (the “Scheme”). The Scheme will be governed by terms and conditions (the “Scheme Rules”) which will be published by HMT.

(5)
RBS intends to participate in the Scheme by entering into an accession agreement (the “Scheme Accession Agreement”). The Scheme Rules as modified from time to time and as supplemented by the terms and conditions of the Scheme Accession Agreement together constitute the “Scheme Agreements”.

(6)	The N.V. Covered Entities (as defined below) Economically Owned the assets and exposures listed in Schedule 1 (Initial Data Fields) as at 30 June 2009.

(7)
In consideration of the payment of the Back to Back Fee (as defined below) by N.V. to RBS, RBS has agreed to make certain economic protection available for the benefit of the Back to Back Covered Entities on the terms and conditions set out in this agreement (the “Agreement”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

5.	DEFINITIONS AND INTERPRETATION

5.1	Definitions

Unless otherwise defined or construed herein, terms defined and references construed in the Scheme Rules shall have the same meaning and construction in this Agreement, mutatis mutandis. In construction of this Agreement the parties are to have regard to the Scheme Principles.

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 4 (Form of Accession Letter);

“Additional Back to Back Covered Entity” means an N.V. Covered Entity (other than N.V.) which becomes a Back to Back Covered Entity in accordance with Clause 17 (Changes to Back to Back Covered Entities);

“Back to Back Accession Date” has, in respect of a Back to Back Covered Entity, the meaning given to it in paragraph (a) of Clause 17.2 (Additional Back to Back Covered Entities);

“Back to Back Covered Amount” means, in respect of a Back to Back Covered Asset on any date, an amount equal to the “Covered Amount” of that Back to Back Covered Asset on such date. as defined in and determined under the Scheme Agreements (or. in the case of a Residual Back to Back Covered Asset, equal to the amount which would have been its “Covered Amount” so determined had it been a Covered Asset);

“Back to Back Covered Asset” has the meaning given to it in Clause 7 (Coverage);

“Back to Back Covered Entity” means each of:

(a)           N.V.; and

(b)           any Additional Back to Back Covered Entity,

which in each case has not ceased to be a party to this Agreement in accordance with its terms (together, the “Back to Back Covered Entities”);

“Back to Back Documents” means this Agreement and any Accession Letter;

“Back to Back Extended Protection Asset” means a Back to Back Impaired Asset which constitutes (in whole or in part) an “Extended Protection Asset” as defined in and determined under the Scheme Rules (or, in respect of a Residual Back to Back Impaired Asset which would constitute (in whole or in part) an “Extended Protection Asset” had it been a Covered Asset);

“Back to Back Fee” has the meaning given to it in paragraph (a) of Clause 11 (Fees, costs and expenses);

“Back to Back Impairment Date” means the date on which a Back to Back Covered Asset or a Residual Back to Back Covered Asset becomes or became a Back to Back Impaired Asset (provided that, for any Back to Back Covered Asset which was a Back to Back Impaired Asset on 31 December 2008, for the purpose only of calculating amounts payable by one party to another under paragraph (c) of Clause 10 (Payments), the relevant Back to Back Impairment Date for that asset shall be deemed to be 1 January 2009);

“Back to Back Impaired Asset” means:

(a)           a Back to Back Covered Asset which has become an Impaired Asset; or

(b)           a Residual Back to Back Impaired Asset;

“Back to Back Impairment Event” means, with respect to a Back to Back Covered Asset or a Residual Back to Back Covered Asset, that asset becoming an Impaired Asset:

“Back to Back Loss” shall have the meaning given to it in paragraph (a) of Clause 9.1 (Occurrence of Back to Back Losses), Clause 9.2 (Extended Protection Assets);

“Back to Back Terminated Asset” has the meaning given to it in paragraph (a) of Clause 8.2 (Consequences of assets ceasing to be Back to Back Covered Assets);

“Conditions Precedent” means, in respect of RBS or any Back to Back Covered Entity (as appropriate), the documents and other evidence listed in Schedule 2 (Conditions Precedent) in respect thereof;

“Gain Amount” shall have the meaning given to it in paragraph (b) of Clause 9.3 (Loss Adjustments);

“IFRS” means International Financial Reporting Standards as adopted by the European Union;

“Impaired Asset” means:

(a)	a Back to Back Covered Asset or Residual Back to Back Covered Asset which is:

(i)	accounted for at amortised cost; or

(ii)	accounted for at fair value and classified as available for sale,

and that asset is or becomes (or IFRS as it applies at the relevant time would require that asset to be or become) the subject of a Specific Impairment, excluding any Specific Impairment that has been (or which IFRS as it applies at the relevant time would require to be) fully reversed; or

(b)
a Back to Back Covered Asset or Residual Back to Back Covered Asset which is accounted for at fair value and classified as fair value through the profit and loss account and becomes or would become the subject of a Specific Impairment were that asset classified as available for sale, excluding a Specific Impairment that would have been (or which IFRS as it applies at the relevant time would require to have been) fully reversed were that Back to Back Covered Asset or Residual Back to Back Covered Asset classified as available for sale;

“Increased Loss Amount” shall have the meaning given to it in paragraph (a) of Clause 9.3 (Loss Adjustments);

“N.V. Covered Entities” means each of the entities listed in Schedule 3 (N.V. Covered Entities);

“Payment Determination Date” has the meaning given to it in paragraph (a) of Clause 9.5 (Payments);

“Proceedings” means any proceeding, suit or action, including any Court, tribunal or arbitration proceedings, arising out of or in connection with a Dispute or otherwise in connection with the Scheme (including any proceeding, suit or action in respect of judicial review), whether contractual or non-contractual and wherever located;

“Residual Back to Back Covered Asset” means the assets and exposures described in paragraphs (b) and paragraphs (c) of Clause 7 (Coverage);

“Residual Back to Back Impaired Asset” means a Residual Back to Back Covered Asset which has become an Impaired Asset;

“Service Agent” has the meaning given to it in paragraph (b) of Clause 21.5 (Agent for Service of Process);

“Service Document” means a notice, claim form, application notice, order, judgment or other document relating to any Proceedings;

“Specific Impairment” means an individual asset level impairment recorded against the value of a Back to Back Covered Asset in the relevant accounting records of the relevant Back to Back Covered Entity calculated in accordance with the applicable impairment rules set out in IFRS (as it applies at the time of the recording of the impairment):

(A)	(in the case of a Back to Back Covered Asset which is accounted for at amortised cost) financial instruments held at amortised cost; and

(B)	(in the case of a Back to Back Covered Asset which is accounted for as available for sale) available for sale financial instruments held at fair value;

“Termination Event” has the meaning given to it in paragraph (b) of Clause 7 (Coverage); and

“Withdrawal Event” has the meaning given to it in paragraph (c) of Clause 7 (Coverage).

5.2       Interpretation

(a)	As used in this Agreement and in any other Back to Back Document and any certificate or other document made or delivered pursuant to any of them:

(i)
any references to this “Agreement”, the “Back to Back Documents”, the “Scheme Agreements” or any other agreement or instrument, is a reference to this Agreement, those Back to Back Documents, those Scheme Agreements or other agreement or instrument as amended or novated from time to time;

(ii)	headings and sub-headings in this Agreement are included for ease of reference only and shall not affect the interpretation of this Agreement;

(iii)	references to Clauses are (unless expressly stated to refer to another document) to Clauses of this Agreement;

(iv)	references to Conditions are (unless expressly stated to refer to another document) to Conditions of the Scheme Rules; and

(v)
except to the extent expressly provided for in a Scheme Agreement or a Back to Back Document, any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

(b)
Any interest accruing under this Agreement shall, unless otherwise stated, accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days where calculated in sterling or, in relation to currencies that are not sterling (or to the extent the market dictates), 360 days.

6.	CONDITIONS PRECEDENT

(a)
The parties shall only be obliged to comply with the terms of this Agreement if the obligations of RBS and HMT under the Scheme Agreements become effective in accordance with the terms of the Scheme Agreements.

(b)
The obligations of N.V. under this Agreement are conditional upon N.V. having received each of the Conditions Precedent set out in Part I of Schedule 2 (Conditions Precedent) in respect of RBS in form and substance satisfactory to it.

(c)	Promptly upon N.V. having received the Conditions Precedent set out in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to it, N.V. will notify RBS of such receipt.

(d)
The obligations of RBS under this Agreement are conditional upon RBS having received each of the Conditions Precedent set out in Part II of Schedule 2 (Conditions Precedent) in respect of N.V. in form and substance satisfactory to it.

(e)	Promptly upon RBS having received the Conditions Precedent set out in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to it, RBS will notify N.V. of such receipt.

7.	COVERAGE

(a)	A “Back to Back Covered Asset” means at any time the assets or exposures which, subject to paragraph (b) and paragraph (c) of this Clause 7:

(i)	are determined to comprise a “Covered Asset” under the Scheme Rules; and

(ii)
are identified in the list set out in Schedule 1 (Data Fields) to this Agreement (including, for the avoidance of doubt, the amendment or replacement of such assets or exposures provided such amended or replaced assets or exposures remain “Covered Assets” under the Scheme Rules).

(including, for the avoidance of doubt, the applicable rights and liabilities of the Economic Owner of such assets or exposures in relation thereto. as construed under the Scheme Rules).

(b)
A Back to Back Covered Asset which has ceased to be a “Covered Asset” under the Scheme Rules. other than in circumstances set out in paragraph (c) of this Clause 3, shall continue to be a Back to Back Covered Asset under this Agreement (a “Residual Back to Back Covered Asset”) unless:

(i)
the event or circumstance which caused or resulted in a Back to Back Covered Asset ceasing to be a “Covered Asset” under the Scheme Rules (the “Termination Event”) occurred, in RBS's reasonable opinion, because of a failure by a Back to Back Covered Entity to comply in a material respect with any of its obligations under this Agreement; and

(ii)
where such Termination Event is remediable, RBS requested such Back to Back Covered Entity to remedy such Termination Event, and that Back to Back Covered Entity failed, within the timeframe requested by RBS (which timeframe must be reasonable or otherwise consistent with any remedy period relating to such event applying under the Scheme Agreements), to remedy such Termination Event.

(c)	A Back to Back Covered Asset which has ceased to be a “Covered Asset” under the Scheme Rules due to:

(i)
the withdrawal by RBS of a Back to Back Covered Asset or a Vertical Slice of a Back to Back Covered Asset from the protection afforded by the Scheme pursuant to the exercise of any of its rights described in Conditions 4.34 (Pre-

Trigger Withdrawal Notices) to 4.37 (Post-Trigger Withdrawal Notices) of the Scheme Rules;

(ii)	the termination of RBS's participation in the Scheme in respect of some or all Covered Assets in accordance with Condition 4.42 (Termination by agreement) of the Scheme Rules; or

(iii)	the termination by RBS of its participation in the Scheme in whole in accordance with Condition 4.38 (Termination of participation in the Scheme by the Participant) of the Scheme Rules,

(each, a “Withdrawal Event”) shall continue to be a Back to Back Covered Asset under this Agreement (and shall, in addition to the assets and exposures referred to in paragraph (b) above, also be a “Residual Back to Back Covered Asset”) unless, prior to the Withdrawal Event, written consent to that Back to Back Covered Asset ceasing to be a Back to Back Covered Asset has been given by N.V. to RBS.

8.	TERMINATION

8.1	Notification of protection being withdrawn

In the event that an asset or exposure comprising all or part of a Back to Back Covered Asset ceases to be a Covered Asset in accordance with the terms of the Scheme Agreements and does not become a Residual Back to Back Covered Asset In accordance with paragraph (b) or paragraph (c) of Clause 7 (Identification of Back to Back Covered Assets), RBS shall promptly notify N.V. that the protection afforded by this Agreement has ceased to apply In respect of that asset or exposure.

8.2	Consequences of assets ceasing to be Back to Back Covered Assets

(a)
Subject to Clause 8.3 (Consequences of termination of Back to Back protection), in the event that an asset or exposure ceases to be a Back to Back Covered Asset (such asset, a “Back to Back Terminated Asset”) prior to a Back to Back Impairment Event occurring in respect of that Back to Back Terminated Asset, then:

(i)
no Back to Back Loss or Gain Amount with respect to that Back to Back Terminated Asset shall arise under this Agreement whether before or after the date on which it ceased to be a Back to Back Covered Asset; and

(ii)
RBS and N.V. or, in the case of a Back to Back Covered Asset which is Economically Owned by an Additional Back to Back Covered Entity, RBS and that Additional Back to Back Covered Entity, shall no longer have any obligations under this Agreement in respect of that Back to Back Terminated Asset.

(b)
Subject to Clause 8.3 (Consequences of termination of Back to Back protection), in the event that an asset or exposure becomes a Back to Back Terminated Asset after a Back to Back Impairment Event has occurred in respect of that Back to Back Terminated Asset, then:

(i)	no further Back to Back Loss or Gain Amount with respect to that Back to Back Terminated Asset shall arise under this Agreement; and

(A)	RBS will, within 30 days of the Back to Back Impaired Asset becoming a Back to Back Terminated Asset. repay to N.V. or, in the case of a Back to Back Terminated Asset which is Economically Owned by an

Additional Back to Back Covered Entity, to that Additional Back to Back Covered Entity, all Gain Amounts paid to it (including by way of set-off) in respect of such Back to Back Terminated Asset; and

(B)
N.V. or, in the case of a Back to Back Terminated Asset which is Economically Owned by an Additional Back to Back Covered Entity. that Additional Back to Back Covered Entity. will. within 30 days of the Back to Back Impaired Asset becoming a Back to Back Terminated Asset. repay to RBS all amounts of Back to Back Losses paid to it (including by way of set-off) in respect of such Back to Back Terminated Asset.

(c)	Paragraph (a) and paragraph (b) of this Clause 8.2 shall be without prejudice to RBS's or a Back to Back Covered Entity's other rights and obligations under this Agreement.

8.3	Consequences of termination of Back to Back protection

(a)	If RBS terminates its participation in the Scheme in accordance with Condition 4.38 (Termination of participation in the Scheme by the Participant) of the Scheme Rules:

(i)	no further Back to Back Impairment Events. Back to Back Losses or Gain Amounts will occur pursuant to this Agreement;

(ii)	subject to paragraph (iii) below, there shall be no further amounts due from any party to another under this Agreement;

(iii)
this Agreement shall terminate on the same day that the Scheme terminates. save in respect of Clause 11 (Fees, costs and expenses), Clause 13 (Undertakings), Clause 14 (Default Interest), Clause 15 (Taxation), Clause 16 (Confidential information) and Clause 19 (Amendments and Adjustments) which shall remain in full force and effect.

except, in each case, in relation to any assets and exposures which continue to be Back to Back Covered Assets as a result of the operation of paragraph (c) of Clause 7 (Coverage).

(b)
Termination of the protection afforded by this Agreement in respect of a Back to Back Covered Asset in accordance with paragraph (a) of this Clause 8.3 shall be without prejudice to the rights of RBS and any Back to Back Covered Entity and the liabilities of RBS and any Back to Back Covered Entity in respect of any breach by RBS or any Back to Back Covered Entity of this Agreement occurring before such termination.

8.4	Termination by Agreement

(a)
RBS and N.V. or, in the case of Back to Back Covered Assets which are Economically Owned by an Additional Back to Back Covered Entity, that Additional Back to Back Covered Entity, may agree in writing from time to time that the participation of that entity in this Agreement shall terminate in respect of some or all of the Back to Back Covered Assets.

(b)
Any agreement made pursuant to paragraph (a) of this Clause 8.4 shall provide that the relevant Back to Back Covered Assets shall cease permanently to be Back to Back Covered Assets for the purposes of this Agreement.

(c)
In connection with any agreement made pursuant to paragraph (a) of this Clause 8.4, RBS and the relevant Back to Back Covered Entity shall also agree what termination amount (if any) will be payable and what the other consequences (if any) of such termination will be, taking into account the parties' respective then current and anticipated positions under this Agreement with respect to Back to Back Losses and Gain Amounts and any other payments required to be made by RBS under the Scheme Rules in connection with any corresponding termination of the protection provided under the Scheme Rules, in whole or in part.

9.	BACK TO BACK LOSSES

9.1	Occurrence of Back to Back Losses

A Back to Back Loss will occur in respect of a Back to Back Impaired Asset on its Back to Back Impairment Date in an amount equal to the lesser of (i) such amount that N.V. reasonably determines to be its loss or which is likely to be its loss, in respect of such Back to Back Impaired Asset, and (ii) its Back to Back Covered Amount.

9.2	Extended Protection Assets

A Back to Back Loss will also occur in respect of a Back to Back Impaired Asset which is (or to the extent it includes) a Back to Back Extended Protection Asset on its Back to Back Impairment Date.

9.3	Loss Adjustments

If at any time on or after a Back to Back Impairment Date in respect of a Back to Back Impaired Asset, N.V. determines (acting reasonably) that:

(a)	losses in excess of the Back to Back Loss previously determined in respect of that Back to Back Impaired Asset are or are likely to be incurred by N.V. (such loss, an “Increased Loss Amount”); or

(b)
its losses in respect of such asset are less than its Back to Back Loss as previously determined in respect of that Back to Back Impaired Asset, such determination taking into account, without limitation, (i) any recoveries it receives or is likely to receive in respect of such asset and/or (ii) the value received from the restructuring of such asset (such lesser amount, a “Gain Amount”), such adjustments shall be made to the payment obligations of RBS and/or N.V. under Clause 9.4 (Payment of Losses) as are necessary to reflect such modification, provided that the aggregate amount of all Back to Back Losses in respect of any Back to Back Triggered Asset shall be no greater than its Back to Back Covered Amount.

9.4	Payment of Losses

(a)
RBS agrees to pay an amount equal to the Back to Back Loss applicable to any Back to Back Impaired Asset on the relevant Back to Back Impairment Date for such asset or exposure, such payment to be made to:

(i)	N.V.; or

(ii)
in the case of a Back to Back Impaired Asset which is Economically Owned at such a Back to Back Impairment Date by an Additional Back to Back Covered Entity, that Additional Back to Back Covered Entity, in each case, payment to be made in accordance with Clause 9.5 (Payments).

(b)	For the avoidance of doubt, if a Back to Back Impaired Asset is transferred in a manner that is inconsistent with sub-paragraph (a)(i) or sub-paragraph (b)(i) of

Clause 13 (Undertakings). RBS shall not be obliged to make any payments to a Back to Back Covered Entity in respect of such asset or exposure following such transfer.

9.5	Subrogation and Contribution

(a)
RBS will not exercise any right which it may have by reason only of performance by it of its obligations under this Agreement to exercise, receive, claim or have the benefit of any right of payment, guarantee, indemnity. contribution or security from or on account of any Obligor in respect of any Back to Back Covered Asset (in whole or in part).

(b)
Nothing in this Agreement shall prohibit RBS from exercising any other right, power or remedy which it may have against any Obligor whether or not the same relates to any Back to Back Covered Asset (in whole or in part).

9.6	Dispute Resolution

If RBS reasonably disputes N.V.'s calculation of any amount under Clause 5.1 (Occurrence of Back to Back Losses) and/or Clause 5.3 (Loss Adjustments) (a “Dispute”), then:

(a)	RBS will notify N.V. of the Dispute not later than the close of business on the second Business Day following the date that it receives a demand for such disputed amount;

(b)	the Parties will consult with each other in an attempt to resolve the Dispute; and

(c)	if they fail to resolve the Dispute by 1:00 p.m. (London time) on the fifth Business Day following the date on which the notice of the Dispute is given under paragraph (a) above, then:

(i)
RBS and N.V. will by mutual agreement appoint a reputable accountancy expert practising with a leading accountancy firm of good repute (the “Verification Accountant”) to verify the disputed amount of loss claimed by N.V. If, within 15 Business Days from the commencement of the Dispute, RBS and N.V. fail to agree on a Verification Accountant, they will request that the president of the Institute of Chartered Accountants in England and Wales appoints a Verification Accountant;

(ii)
N.V. will deliver, or procure that the relevant Back to Back Covered Entity delivers, to the Verification Accountant such information regarding the relevant Back to Back Impaired Asset(s) and the related Back to Back Loss(es) as the Verification Accountant may reasonably require in order to verify the disputed amount of loss claimed by N.V.; provided that in no event shall either N.V. or any Back to Back Covered Entity deliver to the Verification Accountant any information identifying, or enabling the Verification Accountant to identify, any Obligor in respect of the affected Back to Back Impaired Asset(s);

(iii)
within 30 days of being appointed and receiving the information under paragraph (ii) above, the Valuation Accountant will verify the amount of loss suffered by the relevant Back to Back Covered Entity for the purposes of Clause 5.1 and/or Clause 5.3 (as applicable) and will notify this amount to RBS and N.V.; and

(iv)	the Verification Accountant's determination will be binding on the Parties absent manifest error.

10.	PAYMENTS

(a)
On the date which is 40 Business Days after each Quarter Date commencing after the Accession Date (but excluding the first Quarter Date to occur after the Accession Date) (a “Payment Determination Date”) RBS Will, in consultation with N.V., determine the total aggregate amount of Back to Back losses which are payable to each Back to Back Covered Entity in accordance with this Agreement during the Quarter ending on that Quarter Date (after taking into account any Increased loss Amount or Gain Amount in respect of any Back to Back Impaired Asset determined by N.V. to have arisen during that Quarter) (the “Covered Entity Quarter Loss Amount”). Provided that the Covered Entity Quarter loss Amount is a positive number, RBS will, no later than the 40th Business Day following the relevant Quarter Date, make a payment equal to such Covered Entity Quarter loss Amount to such Back to Back Covered Entity.

(b)
If on any Payment Determination Date, N.V. has determined that a Gain Amount has arisen in respect of a Back to Back Impaired Asset, N.V. (or, in the case of a Back to Back Impaired Asset which is Economically Owned by an Additional Back to Back Covered Entity when such Gain Amount is determined to have arisen, that Additional Back to Back Covered Entity) will, unless such Gain Amount has already been taken into account in the calculation of a Covered Entity Quarter loss Amount, pay an amount equal to the Gain Amount to RBS no later than the 40th Business Day following the relevant Quarter Date.

(c)
On the first Payment Determination Date to occur after the Accession Date, an amount payable by one Party to another under this Clause 9.5 shall be calculated in accordance with paragraphs (a) and (b) above. but by reference to the period from (but excluding) 31 December 2008 to (but including) that Quarter Date.

11.	FEES, COSTS AND EXPENSES

Participation fee

(a)
N.V. wilt pay to RBS a fee of Euro 3.622 million in consideration for the economic protection provided under this Agreement and as satisfaction of certain fees and expenses in connection therewith (the “Back to Back Fee”). The Back to Back Fee shall be payable on such date agreed between RBS and N.V. The parties agree that the Agreement is on arm's length terms, broken down on the basis of Back to Back Covered Assets owned by each N.V. Covered Entity as at 30 June 2009, as set out in Schedule 3 (N.V. Covered Entities). In particular, the parties acknowledge that the Back to Back Fee represents the market value of the protection provided under this Agreement. If the Back to Back Fee is determined for any purpose not to be an arm's length amount, N.V. and RBS may agree to adjust the amount of the Back to Back Fee (and to make any consequential payments to each other as a result).

(b)
RBS agrees that, upon written request from N.V. from time to time, it will consider making an adjustment to the Back to Back Fee and will negotiate in good faith with N.V. in connection with such request, taking into account (i) RBS's shareholding in N.V.; (ii) any changes in circumstances of any Back to Back Covered Entity or of RBS (including any variations to the risk profile of the Back to Back Covered Assets); and (iii) any other matters that RBS and N.V. consider relevant. RBS will not be obliged to consider any such request unless The Royal Bank of Scotland Group Plc holds more than 50% of the issued share capital of N.V. In the event that an adjustment to the Back to Back Fee is agreed between N.V. and RBS, RBS and N.V. will make such payments to each other as necessary to give effect to such adjustment.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations made by RBS

RBS represents and warrants to N.V. on the date of this Agreement by reference to the facts and circumstances then existing, as follows:

(a)
it is a public company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	the obligations expressed to be assumed by it in this Agreement. subject to any general principles of law limiting such obligations are legal, valid, binding and enforceable obligations;

(c)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

(d)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any Applicable Law; or

(ii)	its constitutional documents;

(e)	all:

(i)	Authorisations required:

(A)	to enable it to enter into, exercise its rights and comply with its obligations in this Agreement; and

(B)	to make this Agreement admissible in evidence in its jurisdiction of incorporation; and

(ii)	material Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably) is aware. there are no circumstances which might lead to any such Authorisations being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of this Agreement.

12.2	Representations made by N.V.

N.V. represents and warrants to RBS on the date of this Agreement by reference to the facts and circumstances then existing, as follows:

(a)
it is a public company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	the obligations expressed to be assumed by it in this Agreement, subject to any general principles of law limiting such obligations are legal, valid, binding and enforceable obligations;

(c)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement (including the power to pay fees, costs and expenses provided for in this Agreement);

(d)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	except, in the case of Clause 10 (Undertakings), to the extent that the performance of such undertakings breaches any regulatory obligation binding on it, any Applicable Law; or

(ii)	its constitutional documents;

(e)	all:

(i)	Authorisations required:

(A)	to enable it to enter into, exercise its rights and comply with its obligations in this Agreement; and

(B)	to make this Agreement admissible in evidence in its jurisdiction of incorporation; and

(ii)	material Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably) is aware, there are no circumstances which might lead to any such Authorisations being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (singly or in the aggregate) material in the context of this Agreement;

(f)	on 31 December 2008, each Back to Back Covered Asset set out in Schedule 1 (Data Fields) was Economically Owned by an N.V. Covered Entity;

(g)	none of the Back to Back Covered Assets are subject to any Security prohibited by Condition 13.1 (Negative Pledge) of the Scheme Rules.

12.3	Representations made by each Back to Back Covered Entity

Each Back to Back Covered Entity represents and warrants to RBS on its Back to Back Accession Date by reference to the facts and circumstances then existing, as follows:

(a)
it is a corporation, public company with limited liability or joint stock company (as applicable), duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	the obligations expressed to be assumed by it in this Agreement, subject to any general principles of law limiting such obligations are legal, valid, binding and enforceable obligations;

(c)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement (including the power to pay fees, costs and expenses provided for in this Agreement);

(d)	the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	except, in the case of Clause 10 (Undertakings), to the extent that the performance of such undertakings breaches any regulatory obligation binding on it, any Applicable Law; or

(ii)	its constitutional documents;

(e)	all:

(i)	Authorisations required:

(A)	to enable it to enter into, exercise its rights and comply with its obligations in this Agreement; and

(B)	to make this Agreement admissible in evidence in its jurisdiction of incorporation; and

(ii)	material Authorisations required to enable it lawfully to carry on its business.

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably) is aware, there are no circumstances which might lead to any such Authorisations being revoked, suspended, varied or refused renewal to an extent which would, or would be reasonably likely to, be (Singly or in the aggregate) material in the context of this Agreement;

(f)	on 31 December 2008, it Economically Owned each Back to Back Covered Asset which is set out against its name in Schedule 1 (Data Fields);

(g)	none of the Back to Back Covered Assets Economically Owned by it are subject to any Security prohibited by Condition 13.1 (Negative Pledge) of the Scheme Rules.

13.	UNDERTAKINGS

13.1	Undertakings given by N.V.

N.V. undertakes in favour of RBS that to the extent doing so would not breach any Applicable Law binding on it, or any other N.V. Covered Entity, it:

(a)
will, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity will, do all such things which RBS reasonably requires in order to allow RBS to comply with its obligations under the Scheme Rules and maintain the protection afforded under it including, without limitation, (i) complying with the Conflicts Management Policy and, subject to Clause 13.3 (Exceptions), (ii) allowing HMT to exercise Step-In Rights in accordance with Condition 32 (Step-In Rights) of the Scheme Rules, in respect of any Back to Back Covered Asset;

(b)
will not, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity does not, take any action, or permit any action to be taken, that would or is reasonably likely to cause a breach by RBS of any of its confidentiality or non-disclosure obligations in the Scheme Agreements;

(c)
will not, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity does not, take any action, or permit any action to be taken, that would or is reasonably likely to cause a breach by RBS of any other provision of the Scheme Agreements (including engaging in Prohibited Conduct);

(d)
will not, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity does not, without the prior written consent of RBS (not to be unreasonably withheld), take any action, or permit any action to be taken, that would or is reasonably likely to cause an asset or exposure to cease to be a Covered Asset or which would or is likely to cause a reduction in the amount of protection provided by HMT to RBS in respect of a Back to Back Covered Asset under the Scheme Rules;

(e)
will not, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity does not, without the prior written consent of RBS (not to be unreasonably withheld), take any action, or permit any action to be taken to amend or replace an applicable agreement or instrument relating (or to the extent relating) to an asset or exposure comprised within a Back to Back Covered Asset in a manner which would, or is reasonably likely to, be inconsistent with the Asset Continuity Requirements;

(f)
will, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity Will, prepare and maintain (or procure the preparation and maintenance of) Books and Records in relation to each of the Back to Back Covered Assets that are in such form as required by Good Industry Practice and as are necessary to ensure compliance with the Scheme Agreements and this Agreement;

(g)
(without limiting either of paragraphs (c) or (d) above) will, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity will, advise RBS promptly of any event occurring which would or may cause a Back to Back Covered Asset to cease to be a Covered Asset in accordance with the Scheme Rules, or which may otherwise materially adversely impact the protection afforded to RBS under the Scheme Rules;

(h)
will. and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity will. advise RBS of any disposal or dealing with a Back to Back Covered Asset, to the extent practicable. prior to such disposal or dealing and in any event within 2 Business Days of such event occurring;

(i)
will not. and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity does not, without the prior written consent of RBS (not to be unreasonably withheld), transfer or otherwise dispose of any Back to Back Covered Asset after a Back to Back Impairment Date has occurred in respect of such asset or exposure; and

(j)
will, and will procure that each other N.V. Covered Entity which is not a Back to Back Covered Entity will, do all such things as are necessary in respect of any Back to Back Covered Asset in order to comply with the terms of any transaction negotiated between HMT and RBS as a result of an Asset Purchase Request issued in accordance with Condition 4.46 (Asset Purchase Requests) of the Scheme Rules, PROVIDED that, prior to agreeing the terms of any such transaction with HM, RBS has obtained the written consent of N.V. to such terms.

13.2	Undertakings given by each Back to Back Covered Entity

Each Back to Back Covered Entity (other than N.V.) undertakes in favour of RBS that to the extent doing so would not breach any Applicable Law binding on it or on N.V., it:

(a)
will do all such things which RBS reasonably requires in order to allow RBS to comply with its obligations under the Scheme Rules and maintain the protection afforded under it including, without limitation, (i) complying with the Conflicts Management Policy and, subject to Clause 13.3 (Exceptions), (ii) allowing HMT to exercise Step-In Rights in accordance with Condition 32 (Step-In Rights) of the Scheme Rules, in respect of any Back to Back Covered Asset Economically Owned by it;

(b)
will not take any action, or permit any action to be taken, that would or is reasonably likely to cause a breach by RBS of any of its confidentiality or nondisclosure obligations in the Scheme Agreements;

(c)
will not take any action, or permit any action to be taken, that would or is reasonably likely to cause a breach by RBS of any other provision of the Scheme Agreements (including engaging in Prohibited Conduct);

(d)
will not, without the prior written consent of RBS (not to be unreasonably withheld), take any action, or permit any action to be taken, that would or is reasonably likely to cause an asset or exposure to cease to be a Covered Asset or which would or is likely to cause a reduction in the amount of protection provided by HMT to RBS in respect of a Back to Back Covered Asset under the Scheme Rules;

(e)
will not, without the prior written consent of RBS (not to be unreasonably withheld), take any action, or permit any action to be taken to amend or replace an applicable agreement or instrument relating (or to the extent relating) to an asset or exposure comprised within a Back to Back Covered Asset in a manner which would, or is reasonably likely to, be inconsistent with the Asset Continuity Requirements;

(f)
will prepare and maintain (or procure the preparation and maintenance of) Books and Records in relation to each of the Back to Back Covered Assets Economically Owned by it that are in such form as required by Good Industry Practice and as are necessary to ensure compliance with the Scheme Agreements and this Agreement;

(g)
(without limiting either of paragraphs (c) or (d) above) will advise RBS promptly of any event occurring which would or may cause a Back to Back Covered Asset to cease to be a Covered Asset in accordance with the Scheme Rules, or which may otherwise materially adversely impact the protection afforded to RBS under the Scheme Rules;

(h)
will advise RBS of any disposal or dealing with a Back to Back Covered Asset, to the extent practicable, prior to such disposal or dealing and in any event within 2 Business Days of such event occurring;

(i)
will not, without the prior written consent of RBS (not to be unreasonably withheld), transfer or otherwise dispose of any Back to Back Covered Asset after a Back to Back Impairment Date has occurred in respect of such asset or exposure; and

(j)
will, in respect of a Back to Back Covered Asset which is Economically Owned by it, do all such things as are necessary in respect of that Back to Back Covered Asset in order to comply with the terms of any transaction negotiated between HMT and RBS as a result of an Asset Purchase Request issued in accordance with Condition 4.46 (Asset Purchase Requests) of the Scheme Rules. PROVIDED that, prior to agreeing the terms of any such transaction with HMT, RBS has obtained the written consent of the relevant Back to Back Covered Entity to such terms.

13.3	Exceptions

A Back to Back Covered Entity shall only be obliged to facilitate the exercise of Step-In Rights in respect of any Back to Back Covered Asset in circumstances where:

(a)	the terms of appointment of and the identity of any Step-In Manager are consistent in all respects with all legal or regulatory obligations to which that Back to Back Covered Entity is subject; and

(b)	the relevant Step-In Manager will not exercise any Direct Management Functions or the Additional Functions (as set out in Conditions 32.16 and 32.17 of the Scheme Rules respectively),

unless, in each case, the consent of De Nederlandsche Bank has been obtained in respect of such appointment. or exercise of function, as appropriate.

13.4	Maintenance of Cover

In the event that:

(a)	HMT has served a Step-In Notice in respect of a Back to Back Covered Asset; and

(b)
the Back to Back Covered Entity which Economically Owns such Back to Back Covered Asset is not obliged to allow HMT to exercise all (or any) Step-In Rights detailed in such Step-In Notice under the terms of this Agreement,

RBS and N.V. shall consult with one another with a view to taking such action as may be necessary or appropriate in order to ensure that the protection afforded by the Scheme Documents in respect of such Back to Back Covered Asset is maintained.

14.	DEFAULT INTEREST

Condition 36 (Default interest) of the Scheme Rules shall apply to this Agreement as though set out in full herein, mutatis mutandis and in particular:

(a)	as though references to “the Treasury” were references to RBS and references to “the Participant” were references to a Back to Back Covered Entity; and

(b)	as though the Default Rate were Compound SONIA plus 0.25% per annum, or as otherwise determined by RBS and advised from time to time to N.V.

15.	TAXATION

(a)
Subject to paragraphs (b) and (c) below, Conditions 38.1 to 38.6 and 38.8 (Taxation) of the Scheme Rules shall apply to this Agreement as though set out in full herein, mutatis mutandis and, in particular, as though references to:

(i)	“the Treasury” and “any Indemnified Person” were references to RBS;

(ii)	“the Participant” were references to each Back to Back Covered Entity;

(iii)	“Insurance Premium Tax” include any Tax of a similar nature;

(iv)	“Scheme Documents” were references to the Back to Back Documents; and

(v)	“the Fee” were references to the Fee under Clause 0 (Participation Fee) of this Agreement.

(b)
Conditions 38.1 and 38.2 (Withholdings and Taxes on payments) of the Scheme Rules shall not apply in respect of payments of Gain Amounts or in respect of payments pursuant to Clause 18(a)(ii)(A) (Transfer of Assets). If any Back to Back Covered Entity makes an increased payment under Condition 38.1 or 38.2 and RBS, acting reasonably, determines that it has obtained and utilised a Tax relief which arises from the payment or the matter giving rise to the payment, RBS shall pay to that Back to Back Covered Entity an amount which RBS, acting reasonably, determines will leave it in the same after-Tax position as it would have been in had no increased payment under Condition 38.1 or 38.2 been required.

(c)
Condition 38.8 (Treaty claims etc.) of the Scheme Rules shall also require RBS to cooperate in completing any treaty forms or other procedural formalities reasonably requested by a Back to Back Covered Entity.

16.	CONFIDENTIAL INFORMATION

16.1	Announcements

Any announcement or circular in connection with the existence or the subject matter of this Agreement may be made or issued by or on behalf of any Back to Back Covered Entity only with the written consent of RBS (not to be unreasonably withheld).

16.2	Confidentiality

(a)
Subject to paragraph (b) below, each Back to Back Covered Entity shall, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the provisions of this Agreement, any Scheme Agreement and any agreement entered into pursuant to this Agreement or any Scheme Agreement; or

(ii)	the negotiations relating to this Agreement.

(b)	Paragraph (a) above shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any N.V. Covered Entity are listed and where the content of such disclosure has been agreed in advance by RBS;

(ii)	the disclosure is made to an N.V. Covered Entity, provided such N.V. Covered Entity has agreed to comply with the terms of this Clause 16.2 (Confidentiality).

(iii)
the disclosure is made to professional advisers of a Back to Back Covered Entity on a need-to-know basis and on terms that such professional advisers undertake to comply with the provisions of paragraph (a) above in respect of such information as if they were a party to this Agreement; or

(iv)	the information is or becomes publicly available (other than by breach by a Back to Back Covered Entity of this Agreement).

17.	CHANGES TO BACK TO BACK COVERED ENTITIES

17.1	Assignments or transfers

Neither RBS nor a Back to Back Covered Entity may assign or transfer any of its rights or obligations under this Agreement.

17.2	Additional Back to Back Covered Entities

(a)	Any N.V. Covered Entity (other than N.V.) may request that it become an Additional Back to Back Covered Entity by delivery of a duly completed and executed Accession Letter to RBS.

(b)	The accession by an N.V. Covered Entity to this Agreement will become effective on the later of:

(i)	the date that RBS and N.V. have countersigned the Accession Letter in respect of such N.V. Covered Entity; and

(ii)
the date that RBS has received the Conditions Precedent set out in Part II of Schedule 2 (Conditions Precedent) in respect of such N.V. Covered Entity, to its satisfaction (such date being the “Back to Back Accession Date” in respect of that Back to Back Covered Entity).

18.	TRANSFER OF ASSETS

(a)
In the event that an N.V. Covered Entity has transferred or otherwise disposed of a Back to Back Covered Asset set out against its name in Schedule 1 (Data Fields) (a “Transferred Asset”), to another Covered Entity (which is not an N.V. Covered Entity):

(i)	N.V. shall, as soon as reasonably practicable, advise RBS of such transfer or disposal, describing the details of the Transferred Asset and the identity of the transferee of such Transferred Asset;

(ii)
if and to the extent that an N.V. Covered Entity is paid an amount equal to any Back to Back Losses by RBS under this Agreement (directly or by way of setoff) in respect of a Transferred Asset. such N.V. Covered Entity will, as soon as practicable after the relevant Payment Determination Date on which such amounts were paid (either directly or by way of set-off), repay such amounts to RBS.

(b)
For the avoidance of doubt and notwithstanding any other provision of this Agreement, RBS will not be obliged to pay any amount of Back to Back Losses in respect of an asset or exposure which has been transferred or otherwise disposed of to an entity which is not a Covered Entity (as defined in the Scheme Rules).

19.	AMENDMENTS AND ADJUSTMENTS

19.1	Amendments and Adjustments

RBS may, from time to time:

(a)
modify any provision of this Agreement to the extent necessary to reflect any modification made to the Scheme Rules or any other Scheme Agreement by the Treasury in accordance with Condition 47 (Modifications to the Conditions) of the Scheme Rules, and such modification will become binding on each Back to Back Covered Entity upon written notice being provided by RBS to N.V. of such modification;

(b)
issue a notice to N.V. adjusting the Back to Back Covered Amount applicable to a Back to Back Covered Asset, if necessary to reflect an Adjustment Notice issued by HMT to RBS in accordance with Condition 34 (Adjustment Events) of the Scheme Rules and, to the extent necessary, adjust any amount to be paid to the relevant Back to Back Covered Entity as a consequence of such adjustment.

19.2	Disputes

Each Back to Back Covered Entity agrees to be bound by any determination made by an Arbitrator after an adjudication of a Dispute under and pursuant to Condition 35 (Disputes) of the Scheme Rules, and to the application to it of the Scheme Rules as so determined.

20.	SAVING PROVISIONS

20.1
If the occurrence of an event or events would otherwise constitute a Back to Back Impairment Event, such occurrence will constitute a Back to Back Impairment Event whether or not such occurrence arises directly or Indirectly from or Is subject to a defence based on:

(a)	any lack or alleged lack of authority or capacity of an Obligor to enter into any obligation in respect of a Back to Back Covered Asset;

(b)	any actual or alleged unenforceability, illegality, impossibility or invalidity in respect of any obligation in respect of a Back to Back Covered Asset, however described;

(c)
any applicable law, order, regulation, decree or notice, however described, or the promulgation of, or any change in, the interpretation by any court, tribunal, regulatory authority or similar judicial or administrative body with competent or apparent jurisdiction of any applicable law, order, regulation, decree however described; or

(d)	the imposition of, or any change in, any exchange controls, capital restrictions or any other similar restrictions imposed by any monetary or other authority, however described.

20.2
Subject to this Agreement, the protection provided by RBS to a Back to Back Covered Entity will extend to the ultimate balance of sums payable by any Obligor under a Back to Back Covered Asset regardless of any intermediate payment or discharge, in whole or in part.

21.	GENERAL PROVISIONS

21.1	Incorporation of Conditions

The provisions of Conditions 37 (General Provisions Regarding Remedies and Waivers), Condition 40 (Payment Mechanics and Currency), 50 (Entire Agreement), 52 (Invalidity), 53 (Further Assurance) and 54 (Language) of the Scheme Rules shall be incorporated into this Agreement, mutatis mutandis.

21.2	Nature of Relationship

Nothing in this Agreement shall constitute or give rise to a relationship of partnership, agency or joint venture between RBS and any Back to Back Covered Entity or imputes or imposes any liability, duty, responsibility or obligation upon RBS (other than pursuant to and in accordance with the express terms of this Agreement).

21.3	Independent advice and appraisal

Each Back to Back Covered Entity acknowledges and agrees that RBS is not acting as a fiduciary of that Back to Back Covered Entity and that RBS is not advising it as to any financial, legal, Tax, investment, accounting or regulatory matters in any jurisdiction. Each Back to Back Covered Entity shall ensure that it shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Scheme and the Back to Back Documents, and RBS shall have no responsibility or liability to any Back to Back Covered Entity with respect thereto.

21.4	Third Party Provisions

No term of the Back to Back Documents will be enforceable, nor shall any person enjoy the benefit of any term of this Agreement or any Accession Letter, by virtue of the Contracts (Rights of Third Parties) Act 1999, other than RBS and each Back to Back Covered Entity.

21.5	Agent for Service of Process

(a)
Each Back to Back Covered Entity agrees to appoint an agent for service of process in any country other than England and Wales in which that Back to Back Covered Entity or RBS is subject to Proceedings based on or arising under this Agreement within 14 days of receiving written notice of such Proceedings and the request to appoint such agent for service. If a Back to Back Covered Entity does not appoint such an agent within 14 days of the notice requesting it to so, RBS may appoint a commercial agent for service for that Back to Back Covered Entity on that Back to Back Covered Entity's behalf and at that Back to Back Covered Entity's expense and that Back to Back Covered Entity accepts that, subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon that Back to Back Covered Entity.

(b)	If a Back to Back Covered Entity is not incorporated, or does not have a branch, in England and Wales, that Back to Back Covered Entity:

(i)
shall, on becoming a Back to Back Covered Entity, irrevocably appoint an agent having an address for service in England and Wales to be its agent (a “Service Agent”) for receipt of Service Documents; and

(ii)
agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on the relevant Service Agent effected in any manner permitted by the Civil Procedure Rules.

(c)
If the Service Agent of a Back to Back Covered Entity at any time ceases for any reason to act as such, that Back to Back Covered Entity shall appoint a replacement Service Agent having an address for service in England and Wales and shall notify RBS of the name and address of the replacement Service Agent. Failing such appointment and notification, RBS shall be entitled by notice to the relevant Back to Back Covered Entity to appoint a replacement Service Agent to act on behalf of that Back to Back Covered Entity. The provisions of this Clause 21.5 applying to service on a Service Agent apply equally to service on a replacement Service Agent.

(d)
Process by which any Proceedings are begun in England and Wales may be served on a Bank to Back Covered Entity by being delivered in accordance with this Clause 21.5. Nothing contained in this paragraph (d) of this Clause 21.5 affects the right to serve process in another manner permitted by law.

21.6	Notices

(a)
Any notice, submission or other communication under or in connection with this Agreement (in this Clause 21.6, a “notice”) shall only be effective if it is in writing and delivered by hand or email in accordance with paragraph (b) below.

(b)	Any notice shall be sent:

(i)	in the case of each of RBS and N.V., to the address or to the email address, and for the attention of the department or individual, set out in this Agreement;

(ii)	in the case of an Additional Back to Back Covered Entity, to the address or to the email address, and for the attention of the department or individual, set out in the relevant Accession Letter.

(c)
Each of RBS or a Back to Back Covered Entity may change its notice details for the purposes of this Clause 21.6 by notifying the other of such change provided that such notification shall only be effective on:

(i)	the date specified in the notification as the date on which the change is to take place; or

(ii)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

(d)	A copy of each notice delivered by email shall be sent by hand to the recipient in accordance with paragraph (c) above, but failure to send such a copy shall not render any notice ineffective.

(e)
Any notice under this Clause 18.6 shall be deemed to have been duly given, if sent by email, when sent, or, if delivered by hand, at the time of actual delivery, provided that it is expressly marked for the attention of the department or individual set out in this Agreement or in the relevant Accession Letter (as applicable).

(f)	Any notice given outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

(g)	Each notice given by a Back to Back Covered Entity to RBS must be duly signed:

(i)	in the manner, and by the person, specified in the relevant Clause of this Agreement; or

(ii)	(where no such requirement is specified) by an authorised signatory of N.V.

(h)	This Clause 18.6 shall not apply in relation to the service of Service Documents.

(i)	Any notice must be in English.

21.7	Choice of Governing Law

This Agreement and any Accession Letters shall be governed by and construed in accordance with the laws of England and Wales. Any matter, claim or dispute arising out of or in connection with this Agreement and any Accession Letters, whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with the laws of England and Wales.

21.8	Jurisdiction

(a)
The courts of England have non exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	RBS and each Back to Back Covered Entity agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

21.9	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Schedule 1
Data Fields

[The data fields relating to the Back to Back Covered Assets are recorded on the compact disc entitled “Back to Back Covered Assets_FG”.]

Schedule 2
Conditions Precedent
Part I: RBS

RBS is to provide the following documents and evidence to N.V.

SCHEDULE 1A copy of a resolution of the board of directors or any other governing body (as applicable) of RBS (or a written resolution, where appropriate) which approves and, where relevant, authorises RBS to execute this Agreement. in form and substance satisfactory to N.V., acting reasonably; and

SCHEDULE 2Evidence that all other Authorisations required in connection with its entry into this Agreement have been made or obtained.

Part II: Back to Back Covered Entities

Each Back to Back Covered Entity is to provide the following documents and evidence to RBS.

A copy of a resolution of the board of directors or any other governing body (as applicable) of the Back to Back Covered Entity (or a written resolution, where appropriate) which:

approves the Back to Back Covered Entity's participation in the Scheme; and

(i)	approves and, where relevant, authorises the Back to Back Covered Entity to execute this Agreement or an Accession Letter (as applicable); and

in each case in form and substance satisfactory to RBS, acting reasonably;

SCHEDULE 3Evidence that all other Authorisations required in connection with its entry into this Agreement have been made or obtained;

SCHEDULE 4Service Agent appointment letter (where required); and

SCHEDULE 5Such further documents as may be required by RBS in connection with maintaining the protection provided by HMT under the Scheme.

Schedule 3

N.V. Covered Entities

Name	Fee allocation: millions (Euro)
AA Finansal Kiralama AS	6
ABN AMRO Bank (China) Co Ltd	10
ABN AMRO Bank N.V.	3,541
ABN AMRO New Zealand Ltd	23
RBS Group (Australia) Pty Ltd	1
Royal Bank of Scotland (Zao)	41

Schedule 4

Form of Accession Letter

To:                      The Royal Bank of Scotland plc (“RBS”)

From:                  [N.V. Covered Entity]

Dated:

Dear Sirs

RBS Group Asset Protection Scheme Back to Back Agreement
dated 26 November 2009 (the “Agreement”)

We refer to the Agreement. This is an Accession Letter (as defined in the Agreement). Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

SCHEDULE 6[N.V. Covered Entity] agrees to become an Additional Back to Back Covered Entity and to be bound by the terms of the Agreement as an Additional Back to Back Covered Entity pursuant to Clause 17.2 (Additional Covered Entities) of the Agreement. [N. V. Covered Entity] is a [corporation]/[company with limited liability]/[closed joint stock company] duly incorporated under the laws of [name of relevant jurisdiction].

SCHEDULE 7[N.V. Covered Entity] makes in favour of RBS on the date of this letter and on the date of its satisfaction of the Conditions Precedent, the representations set out in Clause 12.3 (Representations made by each Back to Back Covered Entity) of the Agreement.

SCHEDULE 8[N.V. Covered Entity] gives to RBS as of the date of this letter, the undertakings set out in Clause 13.2 (Undertakings given by each Back to Back Covered Entity) of the Agreement.

SCHEDULE 9The assets and exposures set out next to its name in Schedule 1 (Data Fields) are Economically Owned by [N.V. Covered Entity].

SCHEDULE 10[N.V. Covered Entity)’s administrative details are as follows:

Address:

Fax No:

Attention:

Email:

SCHEDULE 11This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by the laws of England and Wales.

SCHEDULE 12This Accession Letter is entered into by deed and delivered on the date set out above.

Signed as a Deed by

for and on behalf of
[N.V. Covered Entity]
before me:

Signed as a deed by

for and on behalf of
The Royal Bank of Scotland plc
before me:

Signed as a deed by

for and on behalf of
The Royal Bank of Scotland N.V.
before me:

RBS

Signed on behalf of THE ROYAL BANK OF SCOTLAND PLC

By:	Miller McLean

Address:	The Royal Bank of Scotland plc
Gogarburn
Edinburgh
EH121HQ

Fax No:	+44 131 6263081

Attention:	Group General Counsel

Email:	miller.mclean@rbs.com

N.V.

Signed on behalf of ABN AMRO BANK N.V. (now THE ROYAL BANK OF SCOTLAND N.V.)

By:	Gerrit Zalm

Title:	Chairman of the Managing Board

Date:	26 November 2009

Signed on behalf of ABN AMRO BANK N.V. (now THE ROYAL BANK OF SCOTLAND N.V.)

By:	David Cole

Title:	CFO of the Managing Board

Date:	26 November 2009

Address:	The Royal Bank of Scotland N.V.
Head Office
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Fax No:	+ 31 206286184

Attention:	Gwendolyn van Tunen

Email:	gwendolyn.van.tunen@nl.abnamro.com

SIGNATURES

RBS

Signed on behalf of THE ROYAL BANK OF SCOTLAND PLC

By:

N.V.

Signed on behalf of THE ROYAL BANK OF SCOTLAND N.V.

/s/ Pieter A. Van der Harst

By:	Pieter A. Van der Harst
Title:	CFO
Date:	15-07-2010

Signed on behalf of THE ROYAL BANK OF SCOTLAND N.V.

/s/ J Kremers

By:	J Kremers
Title:	CRO
Date:	15-07-2010